Exhibit 21.1 - Subsidiaries of the Registrant



Subsidiaries                                State of Incorporation/Formation
Quad City Bank and Trust Company            Iowa
Cedar Rapids Bank and Trust Company         Iowa
Rockford Bank and Trust Company             Illinois
Quad City Bancard, Inc.                     Delaware
M2 Lease Funds, LLC                         Wisconsin
QCR Holdings Statutory Trust II             Connecticut
QCR Holdings Statutory Trust III            Connecticut
QCR Holdings Statutory Trust IV             Delaware
QCR Holdings Statutory Trust V              Delaware